Exhibit A
JOINT FILING AGREEMENT
In accordance with Rule 13d-l(k) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned hereby agrees that (i) a statement on Schedule 13G with respect to the Common Stock in Morgan Stanley (including amendments thereto) filed herewith shall be filed on behalf of each of the undersigned, and (ii) this Joint Filing Agreement shall be included as an exhibit to such joint filing, provided that, as provided by Section l3d-1(k)(1)(ii) of the Exchange Act, no person shall be responsible for the completeness and accuracy of the information concerning the other person making the filing unless such person knows or has reason to believe such information is inaccurate.
This Joint Filing Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.
IN WlTNESS WHEREOF, the undersigned hereby execute this Agreement as of this 28th day of January, 2011.

CHINA INVESTMENT CORPORATION
By:	/s/ Lou Jiwei
Name: Lou Jiwei
Title: Chairman & CEO

HARVEST INVESTMENT CORPORATION
By:	/s/ Gao Xiqing
Name: Gao Xiqing
Title: Executive Director & President

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